UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 17, 2008
STEWART ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	1-15449 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)
1333 South Clearview Parkway
Jefferson, Louisiana 70121
(Address of principal executive offices) (Zip Code)
(504) 729-1400
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     (e) Retention Plan. On June 18, 2008, the Board of Directors of Stewart Enterprises, Inc. (the “Company”) approved a Retention Plan (the “Plan”) for key employees. The purpose of the Plan is to encourage the continued employment of key management personnel in the event of an impending change of control of the Company and to alleviate concerns about the possible loss of employment upon a change of control.
     The Plan provides that if a change of control occurs, employment of a participant will continue through the first anniversary of the change of control (the “Employment Term”) on equivalent terms, including a guaranteed annual cash bonus for the fiscal year ending during this period at least equal to the average bonus paid to the participant for the last three completed fiscal years prior to the change of control.
     If during the Employment Term, the Company terminates the participant’s employment other than for “Cause,” death, “Disability,” or the participant terminates employment for “Good Reason” (as “Cause,” “Disability” and “Good Reason” are defined in the Plan):
•	The participant will receive a cash payment equal to the sum of one year of base salary plus the average bonus paid to the participant for the last three completed fiscal years prior to the change of control, and

•	For a period of 12 months following termination, the Company will continue to provide health and dental insurance at terms no less favorable than those in effect immediately preceding the change of control.
     Based on current compensation levels, the benefits that would be provided under the Plan upon a change of control and termination of employment to the Company’s Chief Executive Officer, Chief Financial Officer and each of the other executive officers whose compensation was required to be disclosed in the Company’s most recent proxy statement are as follows:

		Base		Cost of
		Salary as		Health and
		of June		Dental
Name	Title	2008	Bonus(1)	Insurance	Total
Thomas J. Crawford(2)	President and Chief Executive Officer	$605,000	$952,799	$10,643	$1,568,442
Thomas M. Kitchen(2)	Senior Executive Vice President and Chief Financial Officer	405,000	409,935	8,022	822,957
Brent F. Heffron	Executive Vice President and President – Eastern Division	355,000	167,058	10,643	532,701
G. Kenneth Stephens, Jr.	Executive Vice President and President – Western Division	355,000	230,862	10,643	596,505
Lawrence B. Hawkins	Executive Vice President and President – Investors Trust, Inc.	505,000	169,857	8,022	682,879

(1)	Average bonus earned over the three previous fiscal years, or if the participant has not been employed by the Company for the entirety of those years, then the average bonus actually earned since employment began. The amount of a pro-rated partial year bonus has been annualized for this calculation.

(2)	These officers will participate in the Plan only at such time as their Employment Agreements are no longer in effect because the change of control benefits in their Employment Agreements are more favorable than those provided in the Plan.
     If all participants were terminated within the Employment Term, the total cost of the Plan based on current compensation levels would be approximately $10.6 million. This total includes a cost of approximately $2.4 million applicable to payments to Messrs. Crawford and Kitchen, which will only be paid if they are not provided with more favorable benefits through their Employment Agreements.
     Amendment to Supplemental Executive Retirement Plan. The Compensation Committee of the Board of Directors also approved on June 17, 2008 an amendment to the vesting schedule applicable to the benefits of

Thomas J. Crawford under the Company’s Supplemental Executive Retirement Plan. These benefits were previously provided under a separate Supplemental Executive Retirement Agreement between Mr. Crawford and the Company and are now being rolled into the Company’s Supplemental Executive Retirement Plan. Mr. Crawford’s vesting schedule changed as follows:

	Former Vesting Schedule	Amended Vesting Schedule
	Benefit as % of	Benefit as % of
Years of Service	Final Average Salary	Final Average Salary
1	0%	4%
2	0	8
3	10	12
4	15	16
5	20	20
6	24	24
7	28	28
8	32	32
9	36	36
10 or more	40	40
     The descriptions of the agreements described above are summaries only and are qualified in their entirety by the reference to the terms of the respective agreements, which will be filed as exhibits to the Company’s Form 10-Q for the quarter ended July 31, 2008.
Item 8.01 Other Events
     On June 19, 2008, the Company issued a press release reporting the declaration of a quarterly cash dividend and a $25 million increase in its current stock repurchase program. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

Exhibit
Number	Description
99.1	Press release by Stewart Enterprises, Inc. dated June 19, 2008 reporting the declaration of a quarterly cash dividend and a $25 million increase in its current stock repurchase program

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEWART ENTERPRISES, INC.
June 20, 2008	/s/ Angela M. Lacour
Angela M. Lacour
Vice President Corporate Controller Chief Accounting Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release by Stewart Enterprises, Inc. dated June 19, 2008 reporting the declaration of a quarterly cash dividend and a $25 million increase in its current stock repurchase program